EXHIBIT 23.2

Information Regarding Consent of Arthur Andersen LLP

Effective April 16, 2002, the Executive Committee of the Board of Directors of Russ Berrie and Company, Inc. (the “Company”), upon recommendation of the Audit Committee, decided to no longer engage Arthur Andersen LLP (“Arthur Andersen”) as the Company’s independent public accountants. See the Company’s Current Report on Form 8-K filed on April 16, 2002 for additional information. After reasonable efforts, the Company had been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into its registration statement on Form S-8, No. 333-111853, filed with the Securities and Exchange Commission on January 12, 2004 (the “Registration Statement”) of Arthur Andersen’s previously issued audit report with respect to the Company’s consolidated financial statements as of December 31, 2001 and for each of the years in the two year period then ended. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the “Securities Act”), permits the Company to file this Annual Report on Form 10-K (the “10-K”), which is incorporated by reference into the registration statement without a written consent from Arthur Andersen. However, with respect to transactions in the Company’s securities pursuant to the registration statement that occur subsequent to the date the 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act. Accordingly, no claim can be asserted against Arthur Andersen under Section 11(a) of the Securities Act.